Exhibit 99.1 ( ) Investor Updates 1.10.19

A Transformed Fleet Evolution of Fleet Composition Over Time . In 2017, Allegiant accelerated the phase-out of its MD-80 aircraft MD-80 phase-out completed in Q4 2018 – Fleet transformation was completed in Q4 2018 (# of aircraft) . Key drivers for the fleet 93 89 transformation included: 84 – Fuel burn rate is 25% – 80 4 30% lower on A319 / A320 76 5 aircraft 30 70 16 6 14 – Upgauge fleet due to higher 56 seat count on A320 aircraft 7 10 – Better Reliability 4 17 44 • Significantly fewer 22 spare aircraft Fleet Details 53 51 A320 A319 47 37 37 9/30/18 Avg. Age (yrs) 12.3 13.4 32 Seats / AC 177 / 186 156 9/30/18 Avg. Burn Rate 798 763 2014 2015 2016 2017 2018 2019E (Gallons / BH) MD-80 A319 A320 B757

Significantly Higher Run Rate EBITDAR from Fleet Transition

Represents the expected impact from the fleet transition, which was fully completed in 2018.


~$75 million of New Fleet Related EBITDAR
$366
$26
$23
$21
$5
$441
9/30/18 LTM EBITDAR
FTE Efficiency From Common AC Fleet (1)
Greater Fuel Efficiency / AC (2)
More Seats / AC (3)
Charter Efficiencies from New AC (4)
Run Rate 9/30/18 LTM EBITDAR

- Continued Co-Branded Credit Card Growth
- New Revenue Management System
- Continued Passenger Growth

1. Pilot, In-flight, Mechanic and Overhead efficiencies from expected increased block hours per employee.
2. Fuel burn rate is 25% – 30% lower on A319 / A320 aircraft vs. MD-80 aircraft.
3. 11 / 20 additional seats on A320 aircraft vs. MD-80 aircraft.
4. Incremental profit on charter flights due to higher rates and incremental trips won with the more attractive Airbus fleet.

allegiant™ Travel is our deal.

Conservative Capital Plan . Phase 1 budget of $420 million, which includes $25 million of contingency allowances – Developed by Ben Mammina, Allegiant’s EVP of Design, Development and Construction • 37 years of experience building and designing hotels totaling $34 billion of combined budgets . Project plan has been verified by numerous consultants . Ready to begin work immediately (all permitting, contracting and design work is complete) . $175 million of the Phase 1 budget expected to be financed with a construction loan at Sunseeker Florida Inc. (unrestricted subsidiary of Allegiant Travel Company) – To be provided by a well-known institutional asset manager – 2/3 of the loan is expected to be non-recourse to Allegiant Travel Company • 1/3 is expected to be recourse to Allegiant Travel Company in the form of an unsecured guarantee – Expected to close in Q1 2019

Q4 / Year End 2018 Update Guidance(1) 4th Quarter 2018 Total Passenger Revenue per ASM (TRASM) – y-o-y change +3.7 – 4.1% (2) Operating Income – y-o-y change millions USD $34 – $38 . 4Q18 adjusted operating income(2) increased between 25 to 35% despite a fuel cost per gallon increase of 30 cents per gallon or 15% year over year . Revenue came in slightly higher than our expectations at the beginning of the quarter Full Year 2018 Operating Income – millions USD $241 – $245 Depreciation and Amortization Expense – millions USD $127 – $131 . FY18 fuel cost per gallon increased by 49 cents per gallon or 27% year over year ___________________________ 1. Both quarterly and full year guidance is subject to change. 2. In 4Q17, the Company took a one-time impairment charge of $35 million over the remaining book value of its MD80 Aircraft and related equipment. Normalizing the impairment charge (comparing the results we would have reported without the impact of the impairment charge), our 4Q18 operating income would have increased between $12 million to $16 million year over year.